DRAFT

FOR IMMEDIATE RELEASE CONTACT: Brett Chiles

(713) 529-0900

EQUUS TOTAL RETURN, INC. ANNOUNCES THIRD QUARTER DIVIDEND

HOUSTON, TX - August 7, 2008 - Equus Total Return, Inc. (NYSE: EQS) (the "Fund"), in accordance with the Fund's managed distribution policy where the Fund seeks to pay quarterly dividends at an annualized rate of 10% of the Fund's market value of $6.31 at December 31, 2007, announced a dividend of $0.158 per share for the third quarter of 2008. The dividend will be payable on September 29, 2008, to shareholders of record as of the close of business on August 25, 2008. Equus shares will trade ex-dividend beginning Thursday, August 21, 2008.  The dividend will be payable in shares of common stock or in cash by specific election. Such election must be made by shareholders no later than September 22, 2008.  If no election is made, shareholders will receive stock.  Stock issued in the dividend will be valued at the average closing market price of EQS for the ten trading days ending September 22, 2008.  Cash will be paid in lieu of issuing any fractional shares.

Equus Total Return, Inc. is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on Equus Total Return, Inc. may be obtained from the Equus website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund's filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.